KOPIN ANNOUNCES CLOSING OF PUBLIC OFFERING

WESTBOROUGH, Mass.-- March 19, 2019 -- (BUSINESS WIRE)-- Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, today announced the closing of an underwritten public offering of 7,272,727 shares of its common stock. Total gross proceeds to Kopin from this offering were approximately $8.0 million, before deducting underwriting discounts and offering expenses payable by Kopin.
Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book running manager in connection with the public offering.
The shares were offered pursuant to an effective shelf registration statement (File No. 333-228549) declared effective by the Securities and Exchange Commission on December 14, 2018. A prospectus supplement and the related prospectus have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co., Attn: Prospectus Department, 277 Park Ave, 26th floor, New York, NY 10172 or by calling 212-409-2080.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Kopin
Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, all statements relating to the expected use of the net proceeds from the offering of common stock. Words such as “expects,” “intends,” “would,” “may” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. Forward-looking statements are based on Kopin’s current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties can be found in Kopin’s filings with the SEC under the caption “Risk Factors,” including its most recent annual report on Form 10-K available at the SEC’s website at www.sec.gov.